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EXHIBIT 4.3

                          AMENDMENT TO RIGHTS AGREEMENT
                          -----------------------------

          AMENDMENT TO RIGHTS AGREEMENT (this "AMENDMENT") is dated effective as of May 18, 2003, between New Visual Corporation (formerly New Visual Entertainment, Inc.), a Utah corporation (the "COMPANY"), and Wachovia Bank, N.A. (formerly, First Union National Bank), as Rights Agent (the "RIGHTS AGENT").

                                    RECITALS
                                    --------

          1. The Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of August 9, 2000 (the "AGREEMENT").

          2. Section 27 (SUPPLEMENTS AND AMENDMENTS) of the Agreement provides, in part, that as long as the Rights are redeemable, the Agreement may be supplemented or amended without the approval of any holders of Rights.

          3. The Company intends to enter into a Collateral Loan Agreement and Promissory Note (the "COLLATERAL LOAN AGREEMENT") with Mercatus & Partners Ltd., pursuant to which, among other things, the Company may from time to time borrow funds and secure such borrowings by issuing shares of Series C Preferred Stock of the Company (the "COLLATERAL STOCK"), which Collateral Stock will be convertible into Common Stock of the Company in the event of a default by the Company in the performance of its repayment obligations under the Collateral Loan Agreement.

          4. The Company desires to amend the Agreement to ensure that no Person will be deemed to be an Acquiring Person (as defined in the Agreement) as the result of acquiring Collateral Stock or Common Stock issued upon conversion of Collateral Stock pursuant to the provisions of the Collateral Loan Agreement.

                                    AGREEMENT
                                    ---------

         Section 1. EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective as of the effective date of the Collateral Loan Agreement. In the event that the Collateral Loan Agreement is not entered into this Amendment shall be null and void.

          Section 2. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          Section 3. AMENDED DEFINITION. Pursuant to Section 27 of the Agreement (SUPPLEMENTS AND AMENDMENTS), the undersigned wish to amend Section 1 (p) of the Agreement (CERTAIN DEFINITIONS -- EXEMPT PERSON) by deleting the existing
Section 1(p) in its entirety and replacing it with a new Section 1(p) to read as follows:

         (p) "EXEMPT PERSON" shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any Person organized, appointed or established for or pursuant to the terms of any such plan

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         or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (ii) any Person who or which is or becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of the Company's Series C Convertible Preferred Stock, or acquisition from the Company of any shares of Common Stock issued by the Company to such Person upon conversion of the Series C Convertible Preferred Stock, or acquisition of the Company's securities, including, but not limited to securities convertible into Common Stock, in exchange for the Company's Series C Convertible Preferred Stock held by such Person, unless and until such Person, while a Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, acquires in any manner other than pursuant to such conversion or exchange, Beneficial Ownership of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock.

         Section 4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 5. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 6. RIGHTS AGREEMENT PROVISIONS. All provisions of the Agreement, as amended hereby, remain in full force and effect.


                        SIGNATURE PAGE FOLLOWS THIS PAGE

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Rights Agreement to be duly executed as of the day and year first above written.

                             NEW VISUAL CORPORATION

                             By: /s/ Brad Ketch
                                 Brad Ketch
                                 President and Chief Executive Officer

                             WACHOVIA BANK, N.A., as Rights Agent

                             By: /s/ Frances S. Beam
                             Name: Frances S. Beam
                             Title: Vice President

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